Exhibit 99-1

DOUGLAS LAKE MINERALS INC.

Press Release

Source: Douglas Lake Minerals Inc. (DLKM.OTC)

Douglas Lake adds Morogoro gold prospect to Tanzanian portfolio

Vancouver, April 27, 2006; Douglas Lake Minerals Ltd (DLKM: OTCBB) is pleased to announce the completion of negotiations to acquire the 150 square kilometer Morogoro property located in the Kilosa District, in east-central Tanzania. In August 2005, Douglas Lake signed an agreement to acquire five prospecting licences in Tanzania, of which Douglas Lake currently holds 100% interest in three prospecting licenses. Douglas Lake has in the past few months been negotiating, and has now completed negotiations, with the holder of the two remaining prospecting licences, Morogoro being one of the properties.

The Morogoro property has been the subject of a series of recent surface, bedrock gold discoveries made by local prospectors within the last eighteen months. These discoveries of high-grade, flat lying gold bearing veins occurring over a strike length of 2.2 kilometres.

Gold mineralization at Morogoro occurs in the form of multiple narrow (10cm to 50cm) quartz veinlets and/or silicified zones containing fine visible gold. Initial samples (5) from individual mineralized intervals from the active workings returned values ranging from 7.41 to 177.50 grams gold per tonne, and ore delivered by local miners for processing averaged 25.20 grams gold per tonne. A sample of the tailings produced by the artisanal mining process assayed 3.39 grams per tonne.

Anecdotal evidence from observations made in the field of the artisanal mining operation indicates that approximately 100-150 grams of gold is being recovered from approximately 1 tonne of processed material and an in-situ bulk grade of approximately 3-8 g/t Au.

The geology and mineralization evident at Morogoro represents an unusual setting. The Morogoro occurrence appears to represent a quartz-low sulphide-visible gold system possibly related to flat faults or deformation zones and hosted in high-grade metamorphic rocks.

The work of artisanal miners at Morogoro represents a significant value in exploration. The hand dug trenches have defined the 2.2 kilometre trend and indicate the continuity of the mineralization and anecdotal information gleaned from the miners to date has assisted in defining the geology and mineralization of the occurrence. Ultimately, the continuous activity of the artisanal miners since the discovery of the gold mineralization at Morogoro is testament to the presence and relative strength of the mineralizing system and the work has been completed has advanced the project to the point where it must be considered as a advanced exploration target, despite the absence of systematic geological assessment and a dearth of geological information.

The completion of the transaction to acquire the Morogoro property is pending the delivery of compensation to the Vendors, the rendering of a legal opinion with respect to the prospecting licenses and the transfer of title. Once complete, this property will be subject to the Strategic Alliance Agreement between Douglas Lake and Canaco Resources and will be incorporated into the mineral potential assessment program currently being conducted and financed by Canaco on behalf of both companies.

No Exchange has neither approved nor disapproved of the information contained herein. This press release many contain forward-looking statements based on assumptions and judgments of management regarding future events or results that may prove to be inaccurate as a result of exploration and other risk factors beyond its control and actual results may differ materially from the expected results. The Company does not expect to update forward-looking statements continually as conditions change. Important factors that could cause actual results to differ materially from the Company's expectations are disclosed in the Company's quarterly filings with the SEC and other periodic filings.

For further information please contact:

Harp Sangha,
CEO & President

604-488-0855 or harpsangha@shaw.ca